UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Soliciting Material Pursuant to §240.14a-12

The Bank Holdings
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January     , 2009

Dear Shareholders:

The Bank Holdings is seeking the approval of its shareholders of an amendment to its Articles of Incorporation increasing the number of shares of common stock it is authorized to issue.  Information regarding the amendment is included in the enclosed Written Consent Solicitation Statement.

Shareholder approval is being sought by written consent rather than holding a special meeting of shareholders.  Please read the accompanying materials and vote by returning the enclosed “Written Consent” form.  The Board of Directors of The Bank Holdings believes that adoption of the amendment to the Articles of Incorporation is in the Company’s best interest and recommends you “Consent To” its adoption.

The board of directors of The Bank Holdings believes the increase in authorized shares will provide it with increased flexibility in its ability to raise capital while maintaining its ability to use stock for other purposes such as dividend and other corporate purposes.

The enclosed Written Consent Solicitation Statement contains detailed information regarding the proposed amendment, so please read it carefully.  If you have any questions, or need additional information, please call Jack Buchold, Chief Financial Officer, at (775) 853-2067.  Consent by a majority of the outstanding shares of common stock of The Bank Holdings is required to approve the amendment, so we urge you to return the consent form.  Any shareholder who signs and returns the enclosed form of written consent, without indicating a preference thereon will be deemed to have consented to adoption of the amendment.

Please promptly complete, date and sign the enclosed “Written Consent” form and return it in the envelope provided on or before               , 2009 to ensure your preference on this proposal is counted.

Thank you for your attention to this matter and prompt action in returning your consent.

Sincerely,

Hal Giomi

Chairman of the Board

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF WRITTEN CONSENT MATERIALS

This letter, the Written Consent Solicitation Statement and a sample of the form of written consent sent to shareholders by the Company are available at:

THE BANK HOLDINGS

WRITTEN CONSENT SOLICITATION STATEMENT

AMENDMENT OF ARTICLES OF INCORPORATION

INTRODUCTION

This Written Consent Solicitation Statement is furnished in connection with the solicitation of written consents to the adoption of an amendment to the Articles of Incorporation for The Bank Holdings which would increase the number of shares of authorized common stock.  It is anticipated that this Written Consent Solicitation Statement and form of Written Consent will be mailed to shareholders eligible to receive it on or about                   , 2009.

Action by Written Consent

The proposal is submitted to the shareholders of The Bank Holdings for written consent as provided in the Company’s Bylaws.  The Bylaws provide that any action which may be taken by shareholders at a meeting may also be taken without a meeting if consent to the action is signed by the holders of shares representing the minimum number of votes which would be necessary to authorize the action at a meeting at which all shares are present and voting.  The Bank Holdings has decided to submit this proposal for action by written consent for the purposes of cost effectiveness and expediency.  A “Written Consent” form is enclosed for shareholders to vote on the proposal.  If your shares are held in “street name,” you will receive instructions from your broker or other nominee explaining how to represent your shares.

This written consent solicitation will be conducted during the period commencing with the date of this statement and ending no later than 5:00 p.m., Pacific Time on                       , 2009.  The proposal will not be deemed to have been approved or rejected by the shareholders of The Bank Holdings until the close of business on                       , 2009, or such earlier time as Written Consents representing the requisite majority of the outstanding shares of the Company’s common stock have been received by The Bank Holdings.

No shareholder meeting is planned in connection with this proposal.  If you approve of the amendment to the Articles of Incorporation, you should check the box marked “CONSENTS TO,” execute the enclosed Written Consent form and return it to The Bank Holdings in the envelope provided.  If you are opposed to the amendment, indicate your opposition by voting “DOES NOT CONSENT TO,” executing and returning the form.

Revocability of Written Consents

Any shareholder who executes and delivers a Written Consent has the right to revoke it at any time by filing with the Secretary of The Bank Holdings an instrument revoking it at any time before consents representing the requisite majority of the outstanding shares of the Company’s common stock are received by the Secretary, but may not do so thereafter and in no event after the termination of the solicitation of Written Consents, which is                     , 2009.  If no instruction is specified with regard to the matter to be acted upon on the Written Consent form that is signed and returned to The Bank Holdings, the shares represented by that form will be deemed to have consented to the proposed amendment.

Persons Making the Solicitation

This solicitation of proxies is being made by the Company’s Board of Directors.  The expense of preparing, assembling, printing and mailing this Written Consent Solicitation Statement and the materials used in the solicitation of Written Consents will be borne by the Company.  It is contemplated that Written Consents will be solicited principally through the use of the mail, but directors, officers and employees of the Company may solicit proxies personally or by telephone, without receiving special compensation therefor.

VOTING SECURITIES

There were issued and outstanding 5,831,099 shares of the Company’s common stock on December 31, 2008, which has been fixed as the record date for the purpose of determining shareholders entitled to vote in connection with this written consent solicitation.  On any matter submitted to the vote of the shareholders, each holder of the Company’s common stock will be entitled to one vote for each share of common stock he or she held of record on the books of the Company as of the record date.

SHAREHOLDINGS OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Management of The Bank Holdings knows of no person who owns, beneficially or of record, either individually or together with associates, five percent (5%) or more of the outstanding shares of the common stock of The Bank Holdings, except as set forth in the table below.  The following table sets forth, as of November 30, 2008, the number and percentage of shares of the outstanding common stock of The Bank Holdings beneficially owned, directly or indirectly, by each of the directors, named executive officers and principal shareholders of The Bank Holdings and by the directors and executive officers of The Bank Holdings as a group.  The shares “beneficially owned” are determined under Securities and Exchange Commission Rules, and do not necessarily indicate ownership for any other purpose.  In general, beneficial ownership includes shares over which the director, named executive officer or principal shareholder has sole or shared voting or investment power and shares which such person has the right to acquire within 60 days of November 30, 2008.  Unless otherwise indicated, the persons listed below have sole voting and investment powers of the shares beneficially owned.  Management is not aware of any arrangements which may, at a subsequent date, result in a change of control of The Bank Holdings.

	Amount and Nature of	Percent
Beneficial Owner	Beneficial Ownership	of Class(1)

Directors and Named Executive Officers:

Edward Allison(2)	41,894	*
Marybel Batjer(3)	10,416	*
Joseph Bourdeau(4)	89,860	1.52%
Jack Buchold(5)	60,778	1.03%
Edward Coppin(6)	77,563	1.32%
John Donovan(7)	42,170	*
Lance Faulstich(8)	6,106	*
David Funk(9)	76,356	1.30%
Hal Giomi(10)	101,979	1.73%
Jesse Haw(11)	111,179	1.91%
Mark Knobel(12)	19,588	*
Kelvin Moss(13)	97,473	1.67%
James Pfrommer(14)	13,133	*

All Directors and Executive Officers as a Group (13 in all)(15)	748,495	12.00%

Principal Shareholders
The Jeffrey Barker Bank Stock Trust(16)	356,039	6.10%
NAI Insurance Agency, Inc.(17)	355,317	5.75%
The Devere Barker Bank Stock Trust(18)	316,199	5.42%

*	Represents less than one percent (1%) of the outstanding common stock of the Company.

(1)

Includes shares subject to options held by the directors and executive officers that are exercisable within 60 days of November 30, 2008. These are treated as issued and outstanding for the purpose of computing the percentage of each director, named executive officer and the directors and executive officers as a group, but not for the purpose of computing the percentage of class owned by any other person.

(2)	Mr. Allison has shared voting and investment powers as to 13,361 these shares. Includes 28,533 shares acquirable by the exercise of options.

(3)	Includes 9,983 shares acquirable by the exercise of options.

(4)	Mr. Bourdeau has shared voting and investment powers as to 14,184 of these shares. Includes 75,676 shares acquirable by the exercise of options.

(Footnotes are continued on the following page.)

(5)	Mr. Buchold has shared voting and investment powers as to 15,065 of these shares. Includes 45,713 shares acquirable by the exercise of options.

(6)	Mr. Coppin has shared voting and investment powers as to 2,280 of these shares. This amount includes 28,533 shares acquirable by the exercise of options.

(7)	Includes 42,170 shares acquirable by the exercise of options.

(8)	Mr. Faulstich has shared voting and investment powers as to 5,706 of these shares. Includes 400 shares acquirable by the exercise of options.

(9)	Mr. Funk has shared voting and investment powers as to 2,728 of these shares. Includes 49,021 shares acquirable by the exercise of options.

(10)	This amount includes 75,676 shares acquirable by the exercise of options.

(11)	Mr. Haw has shared voting and investment powers as to 74,640 of these shares. Includes 25,777 shares acquirable by the exercise of options.

(12)	Mr. Knobel has shared voting and investment powers as to 9,780 of these shares. Includes 4,984 shares acquirable by the exercise of options.

(13)

Mr. Moss disclaims beneficial ownership of 6,824 of these shares. Mr. Moss has shared voting and investment powers as to 9,424 of these shares. Includes 10,783 shares acquirable by the exercise of options.

(14)	Includes 9,983 shares acquirable by the exercise of options.

(15)	Includes 407,232 shares acquirable by the exercise of options.

(16)	The address of The Jeffrey Barker Bank Stock Trust is 5945 Los Altos Parkway, Suite 101, Sparks, Nevada 89436.

(17)	The address of NAI Insurance Agency, Inc. is P.O. Box 370174, Las Vegas, NV 89137.

(18)	The address of The Devere E. Barker Bank Stock Trust is 5945 Los Altos Parkway, Suite 101, Sparks, Nevada 89436.

AMENDMENT OF ARTICLES OF INCORPORATION

General.

On December 18, 2008, the Company’s board of directors approved an amendment of Article IV of the Company’s Articles of Incorporation which would increase the number of authorized shares of the Company’s stock from 20,000,000 shares to 30,000,000 shares, with 20,000,000 being authorized to be issued as common stock, par value $0.01 per share, and 10,000,000 authorized to be issued as preferred stock, $0.01 par value per share.  While the proposed amendment to Article IV will affect the number of shares of stock common stock authorized to be issued, no rights, preferences, privileges, powers or qualifications as currently exist will be affected in any way by the proposed amendment.

Background and Purpose of the Proposed Amendments.

As of November 30, 2008, there were 5,831,099 shares of the Company’s common stock issued and outstanding, 688,870 shares subject to stock options and 473,487 reserved for additional grants under the Company’s Stock Option Plan.  Therefore, the Company has only 3,006,544 shares of common stock available for future issuance as of November 30, 2008.  Also, pursuant to the Company’s stock option plan, as the number of outstanding shares of the Company’s common stock increases (other than as the result of a stock option exercise), the number of shares allocated to the Plan also increases in a proportionate amount.  While no grants of options are currently anticipated by the Company, the shares must still be allocated to the Plan under its terms and must be set aside by the Company.

Given the current economic situation, the Company is evaluating several alternatives for strengthening its capital position and believes it is desirable to maximize its flexibility with respect to its ability to augment capital in the near future.  Such methods for raising capital could include, but are not limited to, issuance of preferred or common stock for consideration in a public or private offering, issuance of debt, and participation in the United States Treasury’s capital purchase program.  While the Company has sufficient shares of preferred and common stock available for these options on an individual basis, it would not have sufficient shares, after taking into account the allocation to the stock option plan, to participate in multiple means of capital raising or to have flexibility in the amount that can be raised if the Company pursues the sale of common stock for consideration.  By example, if the Company were accepted for participation in the Treasury program and decided to at the maximum available level, it would use almost all of the remaining shares of available common stock, which could impede or delay additional capital raising, growth through acquisition or other corporate action.  Similarly, at the current market price of the Company’s common stock, the Company would be greatly limited in the amount of capital it could raise by proceeding with only a common stock offering and it would be limited in any future issuance of additional shares, which would then be delayed.

The board of directors believes the proposal to increase the number of authorized shares of the Company’s common stock is in the best interests of the Company and its shareholders.  If the proposed amendment of the Articles of Incorporation is approved by the shareholders, the Company would have additional shares available for issuance, and the board of directors would have the flexibility to participate in the Treasury program, or proceed with a common stock offering, should it choose to do so, as well as to act in a timely manner to take advantage of other opportunities to raise capital while maintaining a reserve of available common stock for issuance in the future in connection with stock dividends, growth or other corporate actions.  Such availability of an increased number of authorized shares will eliminate the delays and expense involved in first conducting a special meeting or written consent solicitation in order to issue additional shares when needed.

If the proposed amendment is approved by the shareholders, the authorized but unissued shares of common stock may be issued by the board of directors at such times, to such persons and for such consideration as the board of directors may deem appropriate without further shareholder approval, except as may be required by corporate or banking law.

As of the date of this proxy statement the Company has no understandings, agreement or commitments to issue additional shares of common stock.  However, it reviews and evaluates potential capital raising activities, strategic transactions and other corporate actions on an ongoing basis to determine if such actions would be in its best interest and the best interest of its stockholders.

Proposed Amendments.

If the proposed amendment is approved by the shareholders, the first paragraph of Article IV will read as follows:

“The Corporation is authorized to issue two classes of shares of stock, designated respectively “Common Stock” and “Preferred Stock” and referred to either as Common Stock or Common shares and Preferred Stock or Preferred shares, respectively. The Corporation is authorized to issue 20,000,000 shares of $0.01 par value Common Stock and 10,000,000 shares of $0.01 par value Preferred Stock. The Corporation elects to not have preemptive rights. The Corporation elects to not have cumulative voting in election of directors.”

The proposed amendment of the Articles of Incorporation requires the affirmative vote of a majority of the outstanding shares of the Company’s common stock.

Possible Dilution Resulting From Increase In Authorized Common Shares

The Company currently has 10,000,000 shares of authorized common stock. By voting in favor of this proposal, you are voting to increase our authorized common stock by an additional 10,000,000 shares for total authorized common stock of 20,000,000 shares. Because the Company’s Articles of Incorporation do not confer to its shareholders preemptive rights with respect to common stock, when the board of directors elects to issue additional share of common stock in the future, existing shareholders would not have a preferential right to purchase these shares and could suffer substantial dilution.

The following table provides a comparison of the material changes between the current Articles of Incorporation and the proposed Amendment.

Subject	Existing Article(s)	Existing Provision	Proposed Article(s)	Proposed Provision

Authorized common shares	IV	The total authorized amount of common stock is 10,000,000 shares, $0.01 par value per share.	IV	The total authorized amount of common stock is 20,000,000 shares, $0.01 par value per share.

Procedure For Amending Articles Of Incorporation

Provided that this proposal is approved, the amendment described herein will become effective upon filing with the Nevada Secretary of State.

No Dissenters’ Rights

Shareholders who do not consent to the proposal or abstain do not have the right to an appraisal of their shares of common stock or any similar dissenters’ rights under applicable law.

Management recommends that the shareholders consent to the amendment of the Articles of the Incorporation .

IT IS VERY IMPORTANT THAT EVERY SHAREHOLDER RETURNS THE WRITTEN CONSENT FORM.  WE URGE YOU TO SIGN AND RETURN THE ENCLOSED WRITTEN CONSENT AS PROMPTLY AS POSSIBLE.

FORWARD LOOKING STATEMENTS

The Written Consent Solicitation Statement contains “forward-looking statements.”  Forward looking statements, by their nature, are subject to risks and uncertainties. The statements contained in this statement or other document referred to herein are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company.  Readers are cautioned not to unduly rely on forward-looking statements.  Actual results may differ from those projected.  These forward looking statements involve risks and uncertainties concerning the health of the national,  Nevada and California economies, changes in business and economic conditions and fiscal and monetary policies, competition, disintermediation and legislation, as well as the Companies’ abilities to attract and retain skilled employees, customers’ service expectations, the Companies’ abilities to successfully deploy new technology and gain efficiencies therefrom, success of branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s Securities and Exchange Commission filings.  Forward looking statements speak only as of the date they were made.  The Company undertakes no obligation to publicly revise these forward looking statements to reflect subsequent events or circumstances that may occur after the date that forward looking statements are made.

AVAILABLE INFORMATION

The Bank Holdings files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that The Bank Holdings files at the Commission’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at (800) SEC-0330 for further information on the public reference rooms. The Commission also maintains an Internet World Wide Web site at “http://www.sec.gov” at which reports, proxy and information statements and other information regarding The Bank Holdings are available.

The Bank Holdings

Written Consent of Shareholders for Approving the

Amendment to the Company’s Articles of Incorporation

The Board of Directors of The Bank Holdings, on December 18, 2008 approved the amendment of the Company’s Articles of incorporation to increase the number of shares of common stock authorized for issuance thereunder, as described in the Written Consent Solicitation Statement dated                       , 2009.  The following proposal is hereby submitted for shareholder approval:

Proposal:

To amend Article IV of the Company’s Articles of Incorporation to increase the numbers of shares of common stock authorized for issuance by the Company from ten million (10,000,000) to twenty million (20,000,000).

The undersigned shareholder(s) of The Bank Holdings hereby:

☐  CONSENTS TO              ☐  DOES NOT CONSENT TO           ☐  ABSTAINS WITH RESPECT TO

the Proposal.

By signing this Written Consent, a Company shareholder shall be deemed to have voted all of the shares which it is entitled to vote on this proposal in accordance with the selection made above.

Any shareholder who signs and returns this form of written consent without indicating a vote on the proposal will be deemed to have consented to it.  This Written Consent may be revoked at any time by a written instrument filed with the Secretary of The Bank Holdings before Written Consents representing the required majority of The Bank Holdings outstanding shares of common stock have been filed with the Secretary of The Bank Holdings.

THIS WRITTEN CONSENT IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF THE BANK HOLDINGS.

Number of Shares	Signature

Signature (if held jointly)

Date

Please date this Written Consent and sign exactly as the name(s) appear(s) on your stock certificate and return it using the enclosed envelope.  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by the President or other authorized officer.  If a partnership, please sign in partnership name by an authorized person.

PLEASE RETURN THIS WRITTEN CONSENT BY                   , 2009